Exhiit 10.26


                                   PROMISSORY NOTE


          COUNTY OF CLARKE
          STATE OF GEORGIA

               For value to be received no later than December 31st 1999, American Electromedics Corp., (a Delaware Corporation), (hereafter called the "Maker") promises to pay to Guardian Financial Services, Inc. (a Georgia Corporation), (hereafter called "Holder") at 2826 Lexington Road, Athens, GA 30605, or at such other place as the Holder may designate from time to time in writing without grace, the principal sum of $505,000.00 U.S. Dollars (Five hundred five thousand dollars U.S.).

               This note is due and payable on or before February 28, 1999 at a place of the Holder's choosing. Interest will begin to accrue starting on the date money is received at a rate of ten percent (10%) annually until said note is retired in full.

               Maker agrees to grant Holder a first-place security interest in any and all assets of Maker including without limitation, all tangible and intangible assets, all real and personal property including unfinished and finished goods inventory, furniture fixtures and equipment, transferable insurance policies, all accounts and notes receivable, business records, contracts, licenses, and deposits thereunder which have been made by or granted to Maker in connection with its business, and all other property including cash and all intellectual property, specifically any and all patents and trademarks, foreign or domestic, issued or owned by the Maker or any of the Maker's subsidiaries such as Equidyne Systems Inc. Maker agrees to execute any and all security instruments, including without limitation, assignment of Maker's entire accounts receivable portfolio to Holder as security on this indebtedness in a form to Holder's satisfaction and Maker also agrees to immediately cause all patents issued to or owned by its wholly-owned subsidiary Equidyne Systems, Inc. to be assigned to Holder and register such assignment, to the satisfaction of Holder, with the appropriate Agencies as additional definitive collateral for this note.
          Maker also agrees to immediately execute any and all further documents, to Holder's satisfaction, to perfect Holder's security interest in any of the said assets described above, including said accounts receivable portfolio and patents.

               Maker agrees to pay the cost Holder incurs to collect this note in the event of default, including Holder's attorneys fees of twenty (20%) percent of principal and interest.

               Time is of the essence of this Agreement.

               Maker agrees that, should it file for protection under state or federal bankruptcy laws, Maker will agree to immediately execute a consent order allowing Holder to obtain relief from any stay for Holder to exercise any and all enforcement or foreclosure rights available to Holder to satisfy the indebtedness.

               This 19th day of September 1998.


          Accepted by:

          American Electromedics Corp.
          ----------------------------



          /s/ Michael T. Pieniazek
          -----------------------------------
          By:  President



          /s/ Debra A. Illegible
          -----------------------------------
          By:  Witness